                                                                      EXHIBIT 12

                       WILLIAMS COMMUNICATIONS GROUP, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

                                          Six Months Ended June 30,                 Year Ended December 31,
                                          -------------------------  -------------------------------------------------------------
                                             2000        1999          1999        1998          1997         1996         1995
                                          ---------    ----------    --------    ---------    ---------    ---------    ----------
Earnings:
     Income (loss) before income taxes
        and cumulative effect of change
        in accounting principle           $   4,182    $(153,931)   $(367,472)   $(190,826)   $ (28,005)   $  (3,146)   $   6,763

     Add:
        Interest expense-net                 95,905       20,235       97,212        7,468          933       17,367       13,999

        Rental expense representative
           of interest factor                72,973       32,408       96,786       44,590       28,120       18,786        1,784
        Minority interest income (loss)
           of consolidated subsidiaries     (25,327)     (11,272)     (31,503)     (15,645)      13,506           --           --
        Equity losses                         7,155       18,682       36,440        7,908        2,383        1,601           72
                                          ---------    ---------    ---------    ---------    ---------    ---------    ---------

Total earnings (loss) as adjusted plus
     fixed charges                        $ 154,888    $ (93,878)   $(168,537)   $(146,505)   $  16,937    $  34,608    $  22,618
                                          =========    =========    =========    =========    =========    =========    =========

Fixed charges:
     Interest expense-net                 $  95,905    $  20,235    $  97,212    $   7,468    $     933    $  17,367    $  13,999
     Capitalized interest                    64,741        8,798       39,518       11,182        7,781           --           --
     Rental expense representative
        of interest factor                   72,973       32,408       96,786       44,590       28,120       18,786        1,784
                                          ---------    ---------    ---------    ---------    ---------    ---------    ---------

           Total fixed charges            $ 233,619    $  61,441    $ 233,516    $  63,240    $  36,834    $  36,153    $  15,783
                                          =========    =========    =========    =========    =========    =========    =========


Ratio of earnings to fixed charges               (a)          (a)          (a)          (a)          (a)          (a)        1.43
                                          =========    =========    =========    =========    =========    =========    =========


(a) Earnings were inadequate to cover fixed charges by $78,731,000, $155,319,000, $402,053,000, $209,745,000, $19,897,000, and $1,545,000
        for the six months ended June 30, 2000 and 1999 (unaudited) and the years ended 1999, 1998, 1997, and 1996, respectively.